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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      Employment Agreement ("Agreement") made and entered into effective no later than January 1, 1999 ("Effective Date") by and between Albert Denz (the "Employee"), and TSI International Software Ltd. ("TSI"), a Delaware corporation having its principal place of business at 45 Danbury Road, Wilton, Connecticut 06897.

      WHEREAS, TSI wishes to employ the Employee and the Employee wishes to be employed under the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      1. Employment and Term. TSI agrees to employ the Employee as Managing Director, EUMA and AP, and the Employee agrees to render his full-time services to TSI for a term of one year following the Effective Date, which term shall commence as of the Effective Date and continue until the end of the full year thereafter, subject to the terms of Article 6 below, and shall automatically renew for additional six month periods unless terminated in writing at least 30 days prior to the end of any such period. The Employee agrees to devote his full business time and the best of his abilities to the faithful and diligent performance of his services to TSI during the term of his employment under the direction of the President and CEO of TSI. In addition, Employee will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and Employee will otherwise do nothing inconsistent with the performance of his duties hereunder.

      2. Compensation. TSI agrees to pay the Employee a salary at the annualized rate of three hundred thousand Deutsch Marks, (300.000 DM), payable in accordance with TSI's standard payroll practices, plus social benefits -- estimated at an additional 1.200DM per month, or 14.400DM per year The remainder of your compensation is a combination of bonus and commission which, when added to the first two components, will total 400.000DM, based upon meeting plan targets and goals. Plan targets would be set based upon your plan for international, presented by you and accepted by TSI within the first 90 days of employment with TSI. You will be entitled to additional compensation for above-plan performance. For the first three months you will be paid, monthly, a non-recoverable draw, and for the next three months, a recoverable draw equal to the amount of the bonus and commission at plan, divided by 12. An automobile allowance will be in addition to your base salary, social benefits and bonus plan above.

      3. Benefits.

            3.1 The Employee shall be entitled to participate on the same basis, subject to the same qualifications as other TSI employees and pursuant to TSI's then prevailing policies, in any group medical, hospitalization, or other fringe benefit plans in effect with respect to employees of TSI in general, but not including any group profit sharing or other profit-based incentive program.
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            3.2 The Employee shall be entitled to the same number of paid holidays per year as set forth by TSI for its employees in general plus twenty
(20) paid vacation days to be scheduled by the mutual agreement of the parties.

      4. Stock Options. As soon as is practical after signing of this Agreement by both parties, but no later than three (3) months after signing, TSI shall issue to the Employee an option to purchase up to 50,000 shares of TSI Common Stock as described in, and subject to the terms and conditions of the TSI 1997 Equity Incentive Plan attached hereto as Appendix A.

You will also be eligible to receive additional stock options upon meeting the strategic objective of increasing TSI's international business as a percent of TSI's total revenue. At present, international represents approximately 10% of TSI's total revenue. Another 50,000 shares will be granted as you to grow the international business another 20% (i.e., from 10% to 30% of total TSI revenue) in the first two years of your employment. We will agree in the first 90 days of your employment on the first year's goals which, if met, will qualify, you to receive one-half of the 50,000 shares (i.e., 25,000) at the end of FY99.

      5. Employment Guidelines. The Employee agrees to at all times be bound by and adhere to the Conditions of Employment and Insider Trading Policy attached hereto as Appendices B and C and incorporated herein by reference, and to use his best efforts to protect the proprietary and confidential materials and information of TSI and of TSI's clients, including valuable trade secrets. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment.

      6. Termination.

            6.1 This Agreement shall terminate and all payments due hereunder shall cease, except to the extent accrued, upon death of the Employee, without further act of TSI. If, however, at the time of Employee's death, Employee is receiving severance compensation per the terms of Paragraph 6.4, unpaid severance will be paid to the Employee's estate in a lump sum.

            6.2 TSI shall have the right to terminate this Agreement and any payments due hereunder upon prior written notice to the Employee if a licensed physician employed by the Board of Directors of TSI shall determine that the Employee, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illness) shall be unable to perform the services required of him hereunder for more than three (3) consecutive months or an aggregate of six (6) months during any twelve (12) month period, except as otherwise provided by law.

            6.3 TSI shall have the right to terminate this Agreement, without further compensation to Employee, upon a breach of failure to fulfill and perform obligations and duties hereunder, which condition, breach or failure Employee shall fail to remedy within ten (10) days
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after written demand from TSI. Further, TSI shall have the right to terminate this Agreement, without further compensation to Employee, if, (i) in the opinion of the Board of Directors of TSI, the Employee is guilty of insubordination, fraud, dishonesty, misconduct or negligence in connection with the performance of duties hereunder, (ii) the Employee is convicted of a felony or of a crime involving moral turpitude, (iii) the Employee causes TSI disrepute, or (iv) otherwise for good cause.

            6.4 TSI shall have the right to terminate this Agreement, for convenience, at the discretion of the President and CEO. If such termination occurs, the Employee will receive a severance compensation of six (9) months of salary, as outlined in paragraph 2, payable in accordance with TSI's standard payroll practices, and six (9) months of continuance of eligible benefits as outlined in Paragraph 3.1, and shall be entitled to no other payment or benefit from TSI. For each of the first three additional years of employment another month of severance and benefits will be added to the 9 months (i.e., up to a maximum total of 12 months).

            6.5 Upon termination or expiration of this Agreement, irrespective of the reason therefor, the Employee shall promptly turn over to TSI all proprietary and confidential materials of the kind referred to in Section 5 and Appendix B and all tangible forms of the Employee's work product (including work files) without retaining any copies or duplicates thereof: except as to which TSI may in writing give permission.

            7. Negative Covenant. While the Employee is employed with TSI and for six months following termination of Employee's employment, the Employee shall not, anywhere in the world:

                  (i) (A) engage, directly or indirectly, in any business activity as a sole proprietor, partner, beneficial stockholder, officer, director, employee, agent, or consultant of, for, or with, (B) work for, consult, found, or enter into any license agreement with a competitor of TSI in, or (C) be involved in any way with: any entity or person engaged in the design, research, development, marketing, sale, or licensing of computer software that is substantially similar to or competitive with any application integration software product created, distributed, or known by the Employee to be under development by TSI or any of its subsidiaries or affiliates as of the termination of the Employee's employment with TSI or any of its subsidiaries or affiliates;

                  (ii) (A) engage, directly or indirectly, in any business activity as a sole proprietor, partner, beneficial stockholder, officer, director, employee, agent, or consultant of, for, or with, (B) work for, consult, found, or enter into any license agreement with a competitor of TSI in, or (C) be involved in any way with: any entity or person providing implementation services, consulting services, maintenance or support services, certification services or integration services that is substantially similar to or competitive with any services performed, provided or offered by TSI or any of its subsidiaries or affiliates as of the or the termination of the Employee's employment with TSI or any of its subsidiaries or affiliates;

                  (iii) solicit for employment any TSI employees; or
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                  (iv) hire any TSI employees; provided, however, that, the
Employee may hire any TSI Employee (A) who has been involuntarily terminated by TSI, or (B) who, at the time of hiring, has been employed by a third party unaffiliated with any party hereto on a bona fide basis for at least twelve (12) months, or (C) with respect to whom TSI has agreed in writing may be hired by the Employee.

            (b) The limitation on soliciting and hiring set forth in Section 1(a)(iii) and (iv) above shall apply to the Employee as an individual, and to any entity that the Employee controls where "control" means an ownership interest, directly or indirectly, often percent (10%) or more of the outstanding capital stock (or equivalent indication of ownership) of an entity or executive authority (whether or not as an officer) to participate in the direction of the business or operations of the entity. Such limitations on hiring will not apply to entities in which the Employee retains merely a non-controlling ownership interest or an outside director position; provided, however, that under such circumstances the Employee shall not bring to the attention of such entity the name of any such restricted TSI employee in any employee search or hiring process and shall not participate in any such process that has independently identified such a restricted TSI employee as a candidate.

      8. Remedies. The parties hereto recognize that, in the event of any breach by the Employee of the provisions of Sections, 5, 6 or 7 hereof, damages may be difficult, if not impossible, to ascertain and it is therefore agreed that TSI, in addition to and without limiting any other remedy it might have under this Employment Agreement, or at law or in equity, shall be entitled to an injunction against the Employee issued by any court of competent jurisdiction enjoining any such breach. The Employee agrees to reimburse TSI for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by TSI by reason of any such breach; provided, however, that if a court of competent jurisdiction in any action wherein TSI is the claimant with respect to such breach shall determine that no such breach occurred or is likely, and if any appeal therefor be taken by TSI where such determination shall be fully and finally upheld, TSI shall reimburse the Employee for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by the Employee by reason of such action and any appeal.

      9. Representation and Warranty. Employee represents and warrants that he is not now and was not on the date of commencement of this Agreement, a party to any Agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from understanding or performing employment in accordance with the terms and conditions of this Agreement.

      10. Miscellaneous.

            10.1 Should any provision or part of this Employment Agreement be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provisions or part shall be deemed severable and, without further action by the parties to this Agreement, shall be severed from the remainder of this Agreement which shall continue in all respects valid and enforceable.
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            10.2 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified herein or, after proper notice, to such addresses as the parties may specify.

            10.3 This Agreement shall be binding upon and inure to the benefit of TSI, its successors or assigns, or any corporation which acquires all or substantially all of its assets. This Agreement is personal as to the Employee and shall not be assignable by the Employee.

            10.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the Employee's employment and his/her compensation therefor and supersedes any prior Agreements and understandings between the parties concerning employment or compensation.

            10.5 This Agreement shall be governed by and construed under the laws of the State of Connecticut.

            10.6 The captions appearing in this Agreement appear as a matter of convenience only and in no way define or limit the scope and intent of any of the provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

For TSI International Software Ltd.             For the Employee:
45 Danbury Road
Wilton, a 06897

By /s/ Constance F. Galley                      By /s/ [Illegible]
   --------------------------------                -----------------------------
    Constance F. Galley
    President and CEO                              Address: